Exhibit 4.87

Summary of the Private Instrument of Commitment to Purchase and Sale of Real Property, entered into on September 1, 2021, in connection with Fazenda Alto Taquari.

Parties: Imobiliária Mogno Ltda., as Seller; and Victor Cezar Priori and Tania Janete Priori, as Buyers.

Purpose: The commitment to sell a total area of 3,723 hectares, of which 2,694 hectares are arable, to be originated from Fazenda Alto Taquari, for the total price, in Brazilian national currency (Reais), equivalent to 2,962,974 bags of soybeans, to be paid as follows: (i) the first installment in the amount, in Brazilian Reais, equivalent to 290,000 bags of soybeans shall be paid (a) 100,000 bags of soybeans on October 10, 2021; (b) 100,000 bags of soybeans on October 31, 2021; and (c) 90,000 bags of soybeans on November 30, 2021; (ii) the second installment in the amount, in Brazilian Reais, equivalent to 290,000 bags of soybeans shall be paid on May 30,2022; (iii) the third installment in the amount, in Brazilian Reais, equivalent to 290,000 bags of soybeans shall be paid on May 30,2023; (iv) the fourth installment in the amount, in Brazilian Reais, equivalent to 290,000 bags of soybeans shall be paid on May 30,2024; (v) the fifth installment in the amount, in Brazilian Reais, equivalent to 346,000 bags of soybeans shall be paid on May 30,2025; (vi) the sixth installment in the amount, in Brazilian Reais, equivalent to 346,000 bags of soybeans shall be paid on May 30,2026; (vii) the seventh installment in the amount, in Brazilian Reais, equivalent to 346,000 bags of soybeans shall be paid on May 30,2027; (viii) the eight installment in the amount, in Brazilian Reais, equivalent to 346,000 bags of soybeans shall be paid on May 30,2028; and (ix) the ninth installment in the amount, in Brazilian Reais, equivalent to 418,974 bags of soybeans shall be paid on May 30,2029.